EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 of our report dated February 15, 1996, appearing in, and incorporated by reference in, the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 30, 1995.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
May 1, 1996